Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

CapStar Bank:

We consent to the use in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission of our report dated July 1, 2016, with respect to the balance sheets of CapStar Bank as of December 31, 2015 and 2014, and the related statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, included herein, and to the reference to our firm under the heading “EXPERTS” in the prospectus.

/s/KPMG LLP

Nashville, Tennessee

September 14, 2016